Exhibit 99.1

AEP

2003 Earnings Breakdown

	($ millions)	EPS
UTILITY OPERATIONS:
Gross Margin:
Retail Margin - Regulated Integrated Utilities	3,021
Ohio Companies	1,937
Texas Wires	771
Texas Supply	310
FERC Municipal and Co-op & Other Customers	232
System Sales	355
Trading	—
Transmission Revenue - 3rd Party	409
Other Operating Revenue	234

Total Gross Margin	7,269

Operations & Maintenance	(2,886)
Depreciation & Amortization	(1,276)
Taxes Other than FIT	(811)
Capital Cost and Other	(638)
Federal Income Taxes	(578)

Net Earnings Utility Operations	1,080	2.86

WHOLESALE INVESTMENTS:
AEPES (Gas Holdco)/Trading	(20)
MEMCo	9
AEP Coal	5
UK Generation/Trading	(103)
CSWE/Wind	(25)

Total Wholesale Investments	(134)	(0.36)

OTHER INVESTMENTS:
AEP Communications	(15)
CSW International	(4)
Parent Company Expenses	(17)
Other	(42)

Total Other Investments	(78)	(0.21)

ON-GOING EARNINGS	868	2.30

GUIDANCE RANGE OF $2.20 TO $2.40